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                                                              Exhibit (a)(5)(A)


[FILA LOGO]                                                        [DIXON LOGO]


PRESS RELEASE
-------------

Translation from Italian


December 17, 2004


                  FILA-FABBRICA ITALIANA LAPIS ED AFFINI S.P.A.
                                AGREES TO ACQUIRE
                   DIXON TICONDEROGA COMPANY FOR $7 PER SHARE

             THE TRANSACTION WILL OCCUR THROUGH A CASH TENDER OFFER
                          ON ALL THE OUTSTANDING SHARES

          THE TRANSACTION SETS UP A GROUP EMPLOYING ABOUT 2.200 PEOPLE,
                               WITH FACILITIES IN
     ITALY, FRANCE, SPAIN, CHILE, CANADA, MEXICO, THE U.K., CHINA AND WITH A
                 TURNOVER OF APPROXIMATELY 200 MILLION DOLLARS

      THE TRANSACTION IS FINANCED BY BANCA INTESA, WHICH FURTHERMORE HAS A
                          STAKE IN THE COMPANY OF 20%


Milan, Italy and Heathrow, Florida, December 17, 2004 -- CEO of Fila-Fabbrica Italiana Lapis ed Affini S.p.A., Massimo Candela, and Co-CEOs Gino N. Pala and Richard F. Joyce of Dixon Ticonderoga Company (company listed on the American Stock Exchange AMEX: DXT), announced today that they have reached a definitive agreement for the acquisition by Fila of all the outstanding shares of Dixon common stock for $7.00 per share in cash. The transaction has been approved by the boards of directors of both companies. Under the terms of the definitive agreement, a wholly-owned subsidiary of Fila will commence a cash tender offer within the next fifteen business days to acquire all outstanding shares of Dixon common stock at a price of $7 per share. It is likely that such offer will be commenced on or about January 7, 2005. The price represents a significant premium over the stock price of Dixon. Following successful completion of the tender offer, any remaining Dixon shares will be acquired in a cash merger at the same price.

     The consummation of the transaction is subject to the requirement that at least 66.67% of Dixon's outstanding shares be validly tendered and not withdrawn prior to the final expiration date of the offer, and other customary conditions. Holders of approximately 28% of the outstanding Dixon shares, including, Messrs. Pala, Joyce and other executive officers of Dixon, have simultaneously entered into an agreement


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                                                              Exhibit (a)(5)(A)

with Fila requiring them to sell their Dixon shares to Fila upon the closing of the tender offer and at the same price, and to vote their shares in favor of the merger.

     "With the acquisition of Dixon, FILA enters into a market with great potentials and will benefit from important synergies. The transaction sets up a group with a turnover of approximately 200 million dollars. This transaction represents a signal of our growth strategy and of the dynamism of the Italian middle-sized enterprises, even in an extremely competitive market, as the American market", said Massimo Candela, CEO of Fila.

     "This exciting combination creates multiple opportunities for our customers, employees, suppliers and partners," said Mr. Pala. Joyce adds, "It is apparent that Dixon's manufacturing consolidation and restructuring efforts, system investments and aggressive marketing and sales efforts these past few years have not gone unnoticed within our industry. It is not surprising that we would be viewed as a significant enhancement to FILA's global strategy. Employees, customers and consumers will benefit from the greater resources, scale and opportunities of the combined companies."

     Lazard & Co. served as Fila's financial advisor in connection with the proposed transaction while Marena, Bonvicini, Aghina e Ludergnani acted as lawyer to Fila. After reviewing the terms of the proposed transaction and receiving an opinion from Sheldrick, McGehee & Kohler, Inc. that the $7.00 per share consideration to be received by Dixon's stockholders is fair from a financial point of view, Dixon's board of directors approved the transaction and agreed to recommend that Dixon's shareholders tender their shares in Fila's tender offer and approve and adopt the merger agreement and the merger.

The transaction is financed by Banca Intesa, Italy's largest bank, which furthermore has a stake in the company since 1999, through its Merchant Banking.

"In order to successfully complete the transaction, Banca Intesa worked towards Fila with our spread set of competences, both on debt and equity sides"- said Gaetano Micciche, Head of Corporate of Banca Intesa - "Fila is the leader company within its industry, and we know them well, apart from being shareholders, from the assistance already provided in the acquisition of Omyacolor, leader of the stationery market in France. Banca Intesa plans to support middle-sized enterprises like Fila, enterprises with a global vision and that require reliable and fast partners in order to compete on international markets."

Furthermore, Banca Intesa provides an additional line of credit as back-up line for any reimbursement of the existing financial debt of Dixon.

About Dixon Ticonderoga Company:

Dixon, with operations dating back to 1795, is one of the oldest publicly held companies in the U.S. Dixon manufactures and markets stationery and art materials to stationery shops, stores and chain stores such as Wal Mart and Office Depot. Dixon produces and sells a complete product line consisting in pencils, stationery,


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                                                              Exhibit (a)(5)(A)

mechanical pencils and similar goods with the Ticonderoga, Prang and Dixon own brands. Headquartered in Heathrow, Florida, Dixon employs approximately 1,600 people at eight facilities in the U.S., Canada, Mexico, the U.K. and China.

About Fila-Fabbrica Italiana Lapis ed Affini:

FILA is the leader company in the stationery market, with a wide range of design and writing instruments, art materials and modeling paste. Established in Florence in 1920, it aided in the creativity development of entire generations of children, students, professionals. Its leading brands in the European market are Giotto, Tratto, Pongo, Das and Dido. Headquartered in Milan, Italy, Fila's group employs about 600 people at four facilities in Italy, France, Spain and Chile. Fila is held by the Candela family and Banca Intesa has a 20% stake 1999.

Notice To Investors

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Dixon common stock described in this announcement has not commenced. At the time the offer is commenced, a Fila subsidiary will file a tender offer statement with the Securities and Exchange Commission, and Dixon will file a solicitation and recommendation statement with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Dixon security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the Securities and Exchange Commission) will be available at no charge on the Securities and Exchange Commission's Website at http://www.sec.gov/.

Cautionary Statement Regarding Forward-Looking Information

     Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. In particular, because the consummation of the Fila tender offer and the merger are conditioned, among other things, on at least a 66 2/3% of Dixon's outstanding common shares being tendered and not withdrawn prior to the final expiration date of the offer and other conditions, there is not and can be no assurance that the Fila tender offer or the merger will be consummated. The forward-looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


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                                                              Exhibit (a)(5)(A)

Fila Media Relations Contact:      Dixon Ticonderoga Investor Relations Contact:

Massimo Candela, CEO               Gino N. Pala, Co-CEO
+39 02 38 1051                     +1 (407) 829-9000

Mark Harnett                       Richard F. Joyce, Co-CEO
MacKenzie Partners, Inc.           +1 (407) 829-9000
+1 212-929-5877

Banca Intesa
Media Relations Contact:
+39 02 8796 3531